PROSPECTUS SUPPLEMENT NO. 6

(TO PROSPECTUS DATED OCTOBER 29, 1996, AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT NO. 1 DATED DECEMBER 20, 1996, PROSPECTUS SUPPLEMENT NO. 2 DATED JANUARY 17, 1997, PROSPECTUS SUPPLEMENT NO. 3 DATED FEBRUARY 21, 1997, PROSPECTUS SUPPLEMENT NO. 4 DATED MAY 7, 1997, AND PROSPECTUS SUPPLEMENT NO. 5 DATED SEPTEMBER 15,
1997)

                                  $568,575,000
                              APPLE COMPUTER, INC.
                     6% CONVERTIBLE SUBORDINATED NOTES DUE
                                  JUNE 1, 2001

    This Prospectus Supplement supplements information contained in that certain Prospectus dated October 29, 1996, as amended or supplemented (the "Prospectus") relating to the potential sale from time to time of up to $568,575,000 aggregate amount of Registrable Notes and the Common Stock issuable upon conversion thereof by the Selling Holders. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. Capitalized terms used herein but not defined have the meanings assigned to such terms in the Prospectus.

    The line items "NatWest Securities Corp. . . . 5,185,000; 177,538; 177,538",
"Reliant Trading . . . 500,000; 17,120; 17,120", and "Sheperd Trading
Limited . . . 500,000; 17,120; 17,120" contained in the table set forth in the Prospectus under the caption "Selling Holders" shall be deleted in their entirety and replaced with the following:

NatWest Securities Corp...............................................  56,450,000  1,932,888  1,932,888
Reliant Trading.......................................................   5,700,000    195,172    195,172
Shepherd Trading, Ltd.................................................   5,700,000    195,172    195,172

------------------------

    Unless otherwise noted, all information provided in this Prospectus Supplement is as of November 21, 1997.

          THE DATE OF THIS PROSPECTUS SUPPLEMENT IS DECEMBER 18, 1997.